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NOTICE OF INABILITY TO TIMELY FILE A FORM 10-Q


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                            SEC FILE NUMBER
                                                               005-83862
                                                         ----------------------
                                                             CUSIP NUMBER
                                                              09259M 100
                                                              09259M 209
                                                         ----------------------

(Check one):  |_| Form 10-K  |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q
              |_| Form 10-D  |_| Form N-SAR |_| Form N-CSR

              For Period Ended: March 31, 2008
                                ------------------------------------------------
              |_| Transition Report on Form 10-K
              |_| Transition Report on Form 20-F
              |_| Transition Report on Form 11-K
              |_| Transition Report on Form 10-Q
              |_| Transition Report on Form N-SAR
              For the Transition Period
              Ended:
                                             -----------------------------------


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  Read Instructions (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information
                                contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Blackwater Midstream Corp.
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Full Names of Registrants

Laycor Ventures Corp.
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Former Name if Applicable

4006 Highway 44
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Address of Principal Executive Office (Street and Number)

Garyville, Louisiana  70076
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City, State and Zip Code


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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   | (a)  The reason  described  in  reasonable  detail in Part III of this form
   |      could not be eliminated without unreasonable effort or expense
   |
   | (b) The subject annual report, semi-annual report, transition report on [x]| Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
   | thereof, will be filed on or before the fifteenth calendar day | following the prescribed due date; or the subject quarterly report or | transition report on Form 10-Q or subject distribution report on Form | 10-D, or portion thereof, will be filed on or before the fifth
   |      calendar day following the prescribed due date; and
   |
   | (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
   |       has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


SEC  1344 (03-05) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


(Attach extra Sheets if Needed)

Auditors were unable to complete their review of the unedited financial statements of the registrant.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Michael D. Suder                  201             290-8364
    ----------------------------  ----------------   ------------------
          (Name)                    (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).

                                                              [X]  Yes   [ ]  No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ]  Yes   [X]  No
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    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    N/A

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                           Blackwater Midstream Corp.
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                  (Names of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 14, 2008                   By    /s/ MICHAEL D. SUDER
      ----------------------------       --------------------------------------
                                         Michael D. Suder
                                         Chief Executive Officer